Securities and Exchange Commission

                       Washington, DC  20549

                             Form 8-K

                          Current Report

              Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act 1934


                 Date of Report December 16, 1998
                 (Date of earliest event reported)



                      CalEnergy Company, Inc.
      (Exact name of registrant as specified in its charter)



    Delaware                     1-9874             94-2213782
(State of other          (Commission File         (IRS Employer
 jurisdiction of                Number)         Identification No.)
 incorporation)



 302 South 36th Street, Suite 400, Omaha, NE     68131
   (Address of principal executive offices)     Zip Code

Registrant's Telephone Number, including area code:    (402) 341-4500




                              N/A
 (Former name or former address, if changed since last report)

Item 5.  Other Events

      On December 16, 1998, the Registrant and MidAmerican Energy Holdings Company announced that the Federal Energy Regulatory Commission ("FERC") has issued an order approving the planned merger between the two companies. At the same time, FERC also issued an order which has the effect of requiring 50% divestiture of a number of CalEnergy's various qualifying facilities ("QFs") prior to consummating the merger. Separately, the companies
announced  that  MidAmerican  Energy  Holdings  Company  board   of
directors has approved an extension of the company's share repurchase program through the closing date of this transaction and that the dollar value for the program has increased from $200 million to $300 million.

      Certain information included in this report contains forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995 ("Reform Act"). Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the actual results and performance of the Registrant to differ materially from any expected future results or performance, expressed or implied, by the forward-looking statements including expectations regarding the future results of operations of Registrant and MidAmerican Energy Holdings Company and the combined company, the intended financing of the merger and receipt of regulatory approvals. In connection with the safe harbor provisions of the Reform Act, the Registrant has identified important factors that could cause actual results to differ materially from such expectations, including development uncertainty, operating uncertainty, acquisition uncertainty, uncertainties relating to doing business outside of the United States, uncertainties relating to geothermal resources, uncertainties relating to domestic and international (and in particular, Indonesian) economic and political conditions and uncertainties regarding the impact of regulations, changes in government policy, industry deregulation and competition. Reference is made to all of the Registrant's SEC Filings, including the Proxy Statement and the Registrant's Report on Form 8-K dated March 6, 1998, incorporated herein by reference, for a description of such factors. The Company assumes no responsibility to update forward-looking information contained herein.


Item 7.  Financial Statements and Exhibits

Exhibit 1 - Joint Press Release dated December 16, 1998

                           SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   CalEnergy Company, Inc.




                                By: \s\ Douglas L. Anderson
                                        Douglas L. Anderson
                                        Assistant Secretary and
                                        Assistant General Counsel




Dated: December 16, 1998

                             EXHIBIT 1


FOR IMMEDIATE RELEASE
CalEnergy and MidAmerican Merger Approved by the Federal Energy
Regulatory Commission

     OMAHA, NEBRASKA and DES MOINES, IOWA, December 16, 1998 --- CalEnergy Company, Inc. (NYSE: CE; PCX and London) and MidAmerican Energy Holdings Company (NYSE: MEC) today announced that the Federal Energy Regulatory Commission ("FERC") has issued an order approving the planned merger between the two companies. At the same time, FERC also issued an order which has the effect of requiring 50% divestiture of a number of CalEnergy's various qualifying facilities ("QFs") prior to consummating the merger.

     "We are pleased with the decision by FERC to promptly approve CalEnergy's merger with MidAmerican. While the FERC ruling on QF divestiture was more expansive than expected, we will make every effort to close the transaction by the end of the first quarter," said David L. Sokol, Chairman and Chief Executive Officer of CalEnergy.

     During October 1998, in excess of 90 percent of both companies' shareholders approved the merger. The companies have also obtained clearance from the Department of Justice under the Hart-Scott-Rodino Act of 1976. The parties now anticipate that remaining regulatory approvals will be obtained in the first quarter of 1999.

     Separately, the companies announced that the MidAmerican Energy Holdings Company board of directors has approved an extension of the company's share repurchase program through the closing date of this transaction. It also announced that the dollar value for the program has increased from $200 million to $300 million.

     CalEnergy is a global energy company that manages and owns interests in over 5,000 net megawatts of power generation facilities in operation, construction and development worldwide. Through its U.K. subsidiary, CalEnergy supplies and distributes electricity and gas to approximately 2.2 million customers in the United Kingdom. CalEnergy produces and develops energy from diversified fuel sources including geothermal, natural gas and hydroelectric. CalEnergy conducts business in the U.S., U.K., the Philippines, Indonesia, Poland and Australia, and employs more than 4,300 people worldwide. In the year ended December 31, 1997, CalEnergy generated revenues of over $2.2 billion and had assets of approximately $7.5 billion. CalEnergy's headquarters are based in Omaha, Nebraska. Information about CalEnergy is available on the Internet at http://www.calenergy.com.

     MidAmerican, Iowa's largest energy company, provides electric service to 648,000 customers and natural gas service to 619,000 customers in Iowa, Illinois, Nebraska and South Dakota. Company headquarters are in Des Moines, Iowa. In the year ended December
31, 1997, MidAmerican generated revenues of over $1.9 billion and had assets of approximately $4.3 billion. Information about MidAmerican is available on the Internet at http://www.midamerican.com.

     This press release contains forward-looking statements which are based on current expectations and involve a number of uncertainties. Reference is made to all of each company's SEC filings including CalEnergy's Report on Form 8-K dated March 6, 1998, incorporated herein by reference, for a description of such uncertainties.

Press Contacts:
MidAmerican Energy Holdings Company               CalEnergy Company,Inc.
Kevin Waetke, Manager, Media Relations,     Craig Hammett, Senior Vice President
    (515) 281-2785                              & CFO,  (402) 341-4500
Ron Giaier, Treasurer, (515) 242-4303       Patti McAtee,Director, Corp.
                                                Communications, (402) 341-4500
                                            Kate Inverarity, Brunswick,
                                                (212) 333-3810

                         #  #  #

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